UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2013

AFFYMAX, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33213	77-0579396
(Commission File Number)	(IRS Employer Identification No.)

4001 Miranda Avenue

Palo Alto, CA 94304

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (650) 812-8700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.   DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS. AND ITEM 8.01. OTHER EVENTS.

On April 19, 2013, Affymax, Inc (the “Company”) entered into a Consulting Engagement Agreement (the “Agreement”) with The Brenner Group, Inc. (“TBG”), an experienced restructuring firm, to provide restructuring support and related management services in order to implement a company-wide restructuring plan. The responsibilities of TBG include knowledge transfer from our existing employees, appointment of a Chief Restructuring Officer who will remain an employee of TBG and negotiation of existing creditor obligations, including our lease commitments, in an effort to structure the company appropriately to support the continuing investigation by Takeda Pharmaceutical Company Ltd. of the OMONTYS product safety issues, which we have previously announced. The representatives of TBG will report to our Board of Directors in the undertaking of the engagement.

The Agreement has an initial term of one year, subject to automatic three month renewals thereafter. Either party may terminate the engagement for cause or upon two month prior written notice.  The Company committed to a $50,000 retainer and are engaging TBG at hourly rates depending on the qualifications and responsibilities of the TBG employees engaged.  The Agreement contemplates that TBG representatives may assume various Company officer roles and responsibilities in addition to the Chief Restructuring Officer position over the course of the engagement.

With the retention of TBG in connection with the restructuring, the Company plans to terminate the employment of the remaining named executive officers, John Orwin and Herb Cross, no later than June 15, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFYMAX, INC.

Dated: April 23, 2013	By:	/s/ Herb Cross
Herb Cross
Chief Financial Officer